Exhibit 99.1
Contact:	Kelly McPhee
Vice President, Communications
(509) 991-0575 or
kelly.mcphee@bannerbank.com

NEWS RELEASE

Banner Corporation Announces Retirement of Banner Bank Chief Risk Officer; Hiring of Replacement

(Walla Walla, Wash.) - October 28, 2021 - Banner Corporation (NASDAQ:GSM:BANR), the parent company of Banner Bank, today announced the retirement of Judy Steiner, Executive Vice President and Chief Risk Officer of the Bank, effective November 25, 2021. Jim Costa has been hired to succeed Steiner as Executive Vice President and Chief Risk Officer as well as the Bank’s chief banking regulatory liaison. Costa is joining the Bank immediately and will begin working with Steiner to ensure a smooth transition.

Steiner joined Banner Bank in 2016, shortly after the transformational acquisition of AmericanWest which doubled the Bank’s asset size. Prior to that, Steiner spent 25 years with FirstMerit Corporation in executive leadership positions including Executive Vice President & Chief Risk Officer, Secretary, and General Counsel.

“We are grateful for the important contributions Judy made while at Banner,” said Mark J. Grescovich, President and Chief Executive Officer. “She has been pivotal in right-sizing our enterprise risk and compliance functions during a time of rapid growth for the company. Of equal importance is the structure and roadmap she put in place that will serve us well as the company continues to grow.”

Costa has nearly 30 years of financial services experience, which includes building and leading teams across lines of business and risk management including all primary retail and wholesale lending businesses and investment banking. Most recently, he served as Chief Risk and Chief Credit Officer for Minnesota-based TCF Financial Corporation, a $49 billion regional bank holding company. At TCF, he managed operations and all credit and risk functions. Prior to that, he held executive leadership positions in enterprise risk and credit at PNC Bank and Wachovia Corporation.

“Jim is well-regarded in our industry with extensive risk management and leadership expertise,” said Grescovich. “His enterprise risk and compliance acumen, as well as his demonstrated ability to craft strategies that drive growth and profitability, make him a good fit for Banner.”

About the Company
Banner Corporation is a $16.64 billion bank holding company operating one commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.